Exhibit 10.17

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into as of [   ], 2018 (the “Effective Date”), by and between Jane H. Behrmann (the “Employee”) and Hoth Therapeutics, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company desires to employ the Employee on the terms and conditions set forth herein; and

WHEREAS, the Employee desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.     Term. The Employee’s employment hereunder shall be effective as of the Effective Date, and shall continue until the first anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such first anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least thirty (30) days’ prior to the applicable Renewal Date. The period during which the Employee is employed by the Company hereunder is hereinafter referred to as the “Employment Term”.

2.     Position and Duties.

2.1       Position. During the Employment Term, the Employee shall serve as the Vice President of Operations of the Company, reporting to Chief Executive Officer of the Company. In such position, the Employee shall have such duties, authority and responsibility as shall be determined from time to time by the Chief Executive Officer, which duties, authority and responsibility are consistent with the Employee’s position. Employee shall perform faithfully and diligently all duties and responsibilities to be performed and assigned to her. The Board of Directors of the Company or the Chief Executive Officer reserves the right to modify Employee’s position and duties at any time in their reasonable discretion.

2.2       Duties. During the Employment Term, the Employee shall devote substantially all of her business time and attention to the performance of the Employee’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services hereunder unless otherwise authorized by the Board of Directors of the Company. Notwithstanding any of the foregoing, it is expressly agreed and understood that Employee shall be entitled to spend a reasonable amount of her working time on (i) charitable activities and personal investments and (ii) other business-related ventures subject to approval by the Board of Directors of the Company, which shall not be unreasonably withheld.

3.     Place of Performance. The principal place of Employee’s employment shall be at the Company’s offices located in New York, New York or such other location as mutually agreed upon between the Company and the Employee.

4.     Compensation.

4.1       Base Salary. During the Employment Term, the Employer shall pay to Employee an initial base salary at the annual rate of Eighty-Five Thousand ($85,000) Dollars as compensation for Employee’s performance of Employee’s duties hereunder (the “Base Salary”). Such Base Salary shall be made payable in accordance with the normal payroll practices of the Employer, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4.2       Bonus. For each twelve (12) month period of the Employment Term, the Employee shall be eligible to receive a bonus (the “Bonus”). However, the decision to provide any Bonus and the amount and terms of any Bonus shall be in the sole and absolute discretion of the Board of Directors of the Company. Any such Bonus shall be payable within one hundred twenty (120) days following the expiration of each annual anniversary. Further, any such Bonus shall be payable at the Company’s sole option in stock or in cash.

4.3       Equity Awards. Employee shall be eligible for such grants of awards under stock option or other equity incentive plans of the Company adopted by the Board and approved by the Company’s stockholders (or any successor or replacement plan adopted by the Board and approved by the Company’s stockholders) (the “Plan”) as the Compensation Committee of the Company’s may from time to time determine.

4.4       Employee Benefits. During the Employment Term, the Employee shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5       Vacation; Paid Time-off. During the Employment Term, the Employee shall be entitled to three (3) weeks of paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Employee shall receive other paid time-off in accordance with the Company’s policies for employee officers as such policies may exist from time to time.

4.6       Business Expenses. The Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

5.     Termination of Employment. The Employment Term and the Employee’s employment hereunder may be terminated by either the Company or the Employee at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least ten (10) days advance written notice of any termination of the Employee’s employment. Upon termination of the Employee’s employment during the Employment Term, the Employee shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

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5.1       Payments upon Termination. Upon termination of this Agreement, the Employee shall be entitled to receive:

(i)	any equity award which has vested as of the Termination Date (as defined below);

(ii)	reimbursement for unreimbursed business expenses properly incurred by the Employee, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)	such employee benefits, if any, to which the Employee may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided herein ((i), (ii) and (iii) collectively, the “Accrued Amounts”).

5.2      Death or Disability.

(a)       The Employee’s employment hereunder shall terminate automatically upon the Employee’s death during the Employment Term, and the Company may terminate the Employee’s employment on account of the Employee’s Disability.

(b)       If the Employee’s employment is terminated during the Employment Term on account of the Employee’s death or Disability, the Employee (or the Employee’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

(c)       For purposes of this Agreement, “Disability” shall mean the Employee’s inability, due to physical or mental incapacity, to substantially perform her duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Employee’s Disability as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) who shall make such determination in writing. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of this Agreement.

5.3       Notice of Termination. Any termination of the Employee’s employment hereunder by the Company or by the Employee during the Employment Term (other than termination pursuant to Section 5.2(a) on account of the Employee’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 20.

5.4       Termination Date. The Employee’s Termination Date shall be:

(a)       If the Employee’s employment hereunder terminates on account of the Employee’s death, the date of the Employee’s death;

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(b)       If the Employee’s employment hereunder is terminated on account of the Employee’s Disability, the date that it is determined that the Employee has a Disability;

(c)       If the Company terminates the Employee’s employment hereunder with or without cause, the date specified in the Notice of Termination, which shall be no less than ten (10) days following the date on which the Notice of Termination is delivered; and

(d)       If the Employee’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

5.5       Resignation of All Other Positions. Upon termination of the Employee’s employment hereunder for any reason, the Employee agrees to resign, effective on the Termination Date from all positions that the Employee holds as an officer of the Company or any of its affiliates.

6.     Cooperation. The parties agree that certain matters in which the Employee will be involved during the Employment Term may necessitate the Employee’s cooperation in the future. Accordingly, following the termination of the Employee’s employment for any reason, to the extent reasonably requested by the Chief Executive Officer, the Employee shall cooperate with the Company in connection with matters arising out of the Employee’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation.

7.     Confidential Information.

(a)       Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, payroll information, staffing information, personnel information, employee lists, developments, reports, internal controls, security procedures, market studies, sales information, revenue, costs, notes, communications, ideas, inventions, original works of authorship, discoveries, specifications, customer information, customer lists, client information, and client lists of the Company or its businesses or any existing or prospective customer, investor or other associated third party or of any other person or entity that has entrusted information to the Company in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

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The Employee understands and agrees that Confidential Information includes information developed by her in the course of her employment by the Company as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee; provided that, such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

(b)       Company Creation and Use of Confidential Information.

The Employee understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating investors and potential investor lists, training its employees, and improving its business offerings. The Employee understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c)       Disclosure and Use Restrictions.

The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company ) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Employee’s authorized employment duties to the Company or with the prior consent of the Chief Executive Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Employee’s authorized employment duties to the Company or with the prior consent of the Chief Executive Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Employee shall promptly provide written notice of any such order to the Chief Executive Officer.

The Employee understands and acknowledges that her obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after she begins employment by the Company) and shall continue during and after her employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or breach by those acting in concert with the Employee or on the Employee’s behalf.

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8.      Non-disparagement. The Employee agrees and covenants that she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company, the Chief Executive Officer, or any of its employees, officers, directors and existing and prospective investors and other associated third parties. This Section 8 does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to the Chief Executive Officer.

9.      Acknowledgement. The Employee acknowledges and agrees that the services to be rendered by her to the Company are of a special and unique character; that the Employee will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Employee’s employment; and that the terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Employee further acknowledges that the amount of her compensation reflects, in part, her obligations and the Company’s rights under Section 7 and Section 8 of this Agreement; that she has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that she will not be subject to undue hardship by reason of her full compliance with the terms and conditions of Section 7 and Section 8 of this Agreement or the Company’s enforcement thereof.

10.    Remedies. In the event of a breach or threatened breach by the Employee of Section 7 and Section 8 of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

11.    Security.

11.1       Security and Access. The Employee agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time, including without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Employee’s employment by the Company, whether termination is voluntary or involuntary. The Employee agrees to notify the Company promptly in the event she learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other Company property or materials by others.

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11.2       Exit Obligations. Upon (a) voluntary or involuntary termination of the Employee’s employment or (b) the Company’s request at any time during the Employee’s employment, the Employee shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including, but not limited to, those that constitute or contain any Confidential Information, that are in the possession or control of the Employee, whether they were provided to the Employee by the Company or any of its business associates or created by the Employee in connection with her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Employee’s possession or control.

12.    Publicity. The Employee hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Employee’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of her employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment or other compensation to the Employee. The Employee hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of her employment by the Company, arising directly or indirectly from the Company ‘s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.

13.    Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of New York, County of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14.    Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

15.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the President of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

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16.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.    Successors and Assigns. This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

20.    Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Hoth Therapeutics, Inc.

1 Rockefeller Plaza

Suite 1039

New York, NY 10020

Attn: Robb Knie, Chief Executive Officer

If to the Employee:

Jane Behrmann

1955 First Avenue, Apt 538

New York, NY 10029

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21.    Representations of the Employee. The Employee represents and warrants to the Company that:

21.1       The Employee’s acceptance of employment with the Company and the performance of her duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which she is a party or is otherwise bound.

21.2       The Employee’s acceptance of employment with the Company and the performance of her duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

22.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

23.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

24.    Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement

25.    Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HOTH THERAPEUTICS, INC.

By
Name: Robb Knie
Title: Chief Executive Officer

EMPLOYEE

Signature:
Name: Jane H. Behrmann

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